Exhibit 99.1

FINANCIAL HIGHLIGHTS (dollars in thousands, except share data) (1) See the footnotes to the Adjusted EBITDA and Coverage Ratios. (2) See the footnotes to the Consolidated Statements of Funds from Operations. (3) See Supplemental Financial Measures Disclosures for a discussion of why management believes the Company's share of total debt is a useful supplemental measure for its management and investors, of ways to use this measure when assessing the Company's financial performance, and the limitations of the measure as a measurement tool. (4) See Reporting Definitions for definition of "AMB's share of total debt-to-AMB's share of total book capitalization." (5) See Reporting Definition for definition of "AMB's share of total debt-to-AMB's share of total market capitalization." 1

CONSOLIDATED BALANCE SHEETS (dollars in thousands) 2